77-K
The Board has selected Ernst & Young LLP (E&Y) to serve as the Funds independent registered public accounting firm for the Funds fiscal year ended
October 31, 2006. The decision to select E&Y was recommended by the Audit Committee and was approved by the Board on November 14, 2005. During the Funds fiscal years ended October 31, 2005 and October 31,
2004, neither the Trust, its portfolios, nor anyone on their behalf consulted with E&Y on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).
The selection of E&Y does not reflect any disagreements with or dissatisfaction by the Trust or the Board with the performance of the Funds current auditor, KPMG LLP. The dismissal of KPMG
LLP, the Funds current independent registered public accounting firm, effective upon its completion of its audits for the fiscal year ended October 31, 2005 and to select E&Y was recommended by the Trusts
Audit Committee and approved by the Trusts Board of Trustees. KPMG LLPs report on the Funds financial statements for the fiscal years ended October 31, 2005 and October 31, 2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds fiscal years ended October 31, 2005 and October 31,
2004, (i) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds financial statements for such years, and
(ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.